As filed with the Securities and Exchange Commission on August 26, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WARNER MUSIC GROUP CORP.

(Exact name of Registrant as specified in its charter)

Delaware	13-4271875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

75 Rockefeller Plaza

New York, NY 10019

(212) 275-2000

(Address, including zip code, of Registrant’s principal executive office)

WMG Parent Corp. LTIP Stock Option Agreements

Warner Music Group Corp. 2005 Omnibus Award Plan

Stock Option Agreement for Paul-Rene Albertini

Stock Option Agreement for Gerolamo Caccia

Stock Option Agreement for Jason Flom

Stock Option Agreement for David Foster

Stock Option Agreement for Craig Kallman

Stock Option Agreement for Lachlan Rutherford

Stock Option Agreement for Michael Ward

Stock Option Agreement for Tom Whalley

(Full title of the Plan)

David H. Johnson, Esq.

Executive Vice President and

General Counsel

Warner Music Group

75 Rockefeller Plaza

New York, NY 10019

(212) 275-2030

(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

Copy to:

Edward P. Tolley III, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(2)
Common Stock, par value $0.001 per share:	1,034,000 shares	(3)	$17.00		$17,578,000		$2,068.93
	1,194,942 shares	(3)	$0.88		$1,051,548.96		$123.77
	1,044,713 shares	(3)	$1.03		$1,076,054.39		$126.65
	1,194,943 shares	(3)	$4.92		$5,879,119.56		$691.47
	936,534 shares	(3)	$6.20		$5,806,510.80		$683.43
	238,988 shares	(3)	$6.49		$1,551,032.12		$182.56
	39,854 shares	(3)	$9.14		$364,265.56		$42.87
	17,080 shares	(3)	$9.88		$168,750.40		$19.86
	298,733 shares	(3)	$10.38		$3,100,848.54		$364.97
	39,854 shares	(3)	$10.78		$429,626.12		$50.57
	2,377,133 shares	(4)	$17.03	(5)	$40,482,574.99	(5)	$4,764.80	(5)
Total	8,416,774 shares				$77,488,331.44		$9,120.38

(1)	Covers an aggregate of 8,416,744 shares of Common Stock, including 3,411,133 shares of Common Stock issuable under the Warner Music Group Corp. 2005 Omnibus Award Plan; 1,303,791 shares of Common Stock issuable under the WMG Parent Corp. LTIP Stock Option Agreements; 3,701,850 shares of Common Stock issuable under the Stock Option Agreements for Mr. Albertini, Mr. Caccia, Mr. Flom, Mr. Foster, Mr. Kallman, Mr. Rutherford, Mr. Ward and Mr. Whalley and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), as follows: Proposed maximum aggregate offering price multiplied by 0.00011770.

(3)	Represents 1,303,791 shares of Common Stock underlying outstanding options granted pursuant to WMG Parent Corp. LTIP Stock Option Agreements, 1,034,000 shares of Common Stock underlying outstanding options granted under the Warner Music Group Corp. 2005 Omnibus Award Plan and 3,701,850 shares of Common Stock underlying outstanding options granted pursuant to Stock Option Agreements with certain individuals as of the date of this Registration Statement. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee for these shares is based on the price at which the options may be exercised.

(4)	Represents additional shares of Common Stock issuable under the Warner Music Group Corp. 2005 Omnibus Award Plan as of the date of this Registration Statement.

(5)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee for the 2,377,133 shares that may be issued under the Warner Music Group Corp. 2005 Omnibus Award Plan is based on a price of $17.03 per share, which is the average of the high and low prices of the common stock on the New York Stock Exchange on August 22, 2005 (within 5 business days before the filing date of this Registration Statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed in this registration statement.*

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed in this registration statement.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Act”) and Note to Part I of Form S-8.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Warner Music Group Corp. (the “Company” or the “Registrant” or “Warner Music Group”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement.

(a)	The Company’s prospectus filed on May 11, 2005 pursuant to Rule 424(b) under the Exchange Act, which contains audited financial statements for the Registrant’s latest fiscal year for which such statement have been filed.

(b)	The quarterly reports of the Company on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

(c)	The reports of the Company on Form 8-K filed on May 19, 2005 and June 1, 2005.

(d)	The Registration Statement of the Company on Form S-1 filed on March 11, 2005 and the amendments thereto filed on April 7, 2005, April 18, 2005, April 22, 2005 and May 10, 2005 (File No. 333-123249).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See Item 3(d) above.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Warner Music Group is a Delaware corporation. Section 145 of the Delaware General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of the members of its board of directors for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Article II, Section 15 of Warner Music Group’s Bylaws provides that a member of the board of directors, or a member of any committee designated by the board of directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of Warner Music Group and upon such information, opinions, reports or statements presented to Warner Music Group by any of Warner Music Group’s officers, employees, agents, committees, or by any other person as to matters the member reasonably believes are within such other person’s or persons’ professional or expert competence, and who has been selected with reasonable care by or on behalf of Warner Music Group.

Article VIII, paragraph A of Warner Music Group’s Charter provides that a director of Warner Music Group shall not be personally liable to Warner Music Group or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the DGCL prohibits the elimination or limitation of such liability. No amendment to or repeal of this Article VIII or the relevant provisions of the DGCL shall apply to or have any effect on the liability or alleged liability of any director of Warner Music Group for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article VII of Warner Music Group’s Charter provides that, to the fullest extent permitted from time to time under the DGCL, Warner Music Group renounces any interest or expectancy of Warner Music Group in, or in being offered an opportunity to participate in business opportunities that are from time to time presented to its officers, directors or stockholders or the affiliates of the foregoing, other than those officers, directors, stockholders or affiliates who are employees of Warner Music Group. No amendment to or repeal of this Article VII or the relevant provisions of the DGCL shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or affiliate for or with respect to any business opportunities of which such officer, director, stockholder or affiliate becomes aware prior to such amendment or repeal.

In addition, Article VIII of Warner Music Group’s Charter provides that, in the manner and to the fullest extent permitted by the DGCL, Warner Music Group indemnify any party subject to any threatened, pending or completed action, by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director, officer, employee or agent of Warner Music Group or to have served in a similar capacity for any other entity at the request of Warner Music Group, all expenses (including court costs and attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his or her behalf and all judgments, damages, fines, penalties and other liabilities actually sustained by him or her in connection with such action, suit or proceeding and any appeal therefrom. However, Article VIII of Warner Music Group’s Charter also provides that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Warner Music Group, unless, and only to the extent that, such person is fairly and reasonably entitled to indemnity, as the court deems proper. Warner Music Group shall, in advance of the final disposition of the matter, pay or promptly reimburse any expenses reasonably incurred in investigating and defending or responding to any action, suit, proceeding or investigation. Any repeal or modification of the foregoing provisions shall not adversely affect any right or protection of a director or officer of Warner Music Group with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Article VIII of Warner Music Group’s Charter also provides that Warner Music Group shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of Warner Music Group, or is or was serving at the request of Warner Music Group as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Warner Music Group would have the power to indemnify such person against such expense, liability or loss.

Warner Music Group has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Warner Music Group may, in such capacities, incur.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

4.1	Form of Certificate of Warner Music Group Corp.’s Common Stock (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1, filed on April 18, 2005, File No. 333-123249)

5.1	Opinion of Paul Robinson, Esq., Deputy General Counsel of the Company, as to the legality of the securities being registered

23.1	Consent of Paul Robinson, Esq., Deputy General Counsel of the Company (reference is made to Exhibit 5.1 filed herewith)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney for Warner Music Group Corp. (included on signature page of the Registration Statement)

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 26th day of August, 2005.

WARNER MUSIC GROUP CORP.

By:		/s/ EDGAR BRONFMAN, JR.
	Name:	Edgar Bronfman, Jr.
	Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dave Johnson and Paul Robinson and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ EDGAR BRONFMAN, JR. Edgar Bronfman, Jr.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 26, 2005

/s/ MICHAEL D. FLEISHER Michael D. Fleisher	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 26, 2005

/s/ LEN BLAVATNIK Len Blavatnik	Director	August 26, 2005

/s/ RICHARD BRESSLER Richard Bressler	Director	August 26, 2005

/s/ CHARLES A. BRIZIUS Charles A. Brizius	Director	August 26, 2005

/s/ JOHN P. CONNAUGHTON John P. Connaughton	Director	August 26, 2005

/s/ SCOTT L. JAECKEL Scott L. Jaeckel	Director	August 26, 2005

/s/ SETH W. LAWRY Seth W. Lawry	Director	August 26, 2005

/s/ THOMAS H. LEE Thomas H. Lee	Director	August 26, 2005

/s/ IAN LORING Ian Loring	Director	August 26, 2005

/s/ JONATHAN M. NELSON Jonathan M. Nelson	Director	August 26, 2005

/s/ MARK NUNNELLY Mark Nunnelly	Director	August 26, 2005

/s/ SCOTT M. SPERLING Scott M. Sperling	Director	August 26, 2005

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of Certificate of Warner Music Group Corp.’s Common Stock (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1, filed on April 18, 2005, File No. 333-123249)

5.1	Opinion of Paul Robinson, Esq., Deputy General Counsel of the Company, as to the legality of the securities being issued (filed herewith)

23.1	Consent of Paul Robinson, Esq., Deputy General Counsel of the Company (reference is made to Exhibit 5.1 filed herewith)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Powers of Attorney for Warner Music Group Corp. (included on signature page of the Registration Statement)